Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS SECOND QUARTER RESULTS

Highlights

•Strong maintenance revenues contributed to Q2 2024 net sales of $1.8 billion
•Solid, seasonal gross margin of 30.0%, reflecting recurring revenue contributions
•Operating income of $271.5 million and operating margin of 15.3%
•Q2 2024 diluted EPS of $4.99 or $4.98 without tax benefits
•Confirms annual earnings guidance range of $11.05 - $11.45 per diluted share
______________________

COVINGTON, LA. (July 25, 2024) – Pool Corporation (Nasdaq/GSM:POOL) today reported results for the second quarter of 2024.
“The demand for maintenance products supported a solid quarter given the trend for lower consumer spending on high dollar discretionary items. Our second quarter net sales of $1.8 billion, down 5% from the second quarter of 2023, showed an improving trend from the decrease of 7% that we saw in the first quarter of 2024. Slightly better than expected sales in the last week of June improved our sales for the first half of the year to a 6% decline compared to the around 6.5% highlighted in our June 24th release. Gross margin of 30.0% reflects the structural improvements we are making in our business to expand margin, particularly considering the lower contribution from building materials product sales during the second quarter of 2024. Looking ahead, our team is focused on providing an exceptional customer experience and, with our strong balance sheet, we remain committed to our strategic growth investments, capacity creation efforts and innovation,” commented Peter D. Arvan, president and CEO.
Second quarter ended June 30, 2024 compared to the second quarter ended June 30, 2023
Net sales decreased 5% in the second quarter of 2024 to $1.8 billion compared to $1.9 billion in the second quarter of 2023. Base business results approximated consolidated results for the period. Sales of recurring maintenance products, such as chemicals, parts and repair items, continued to perform well. Lower spending on discretionary products used in remodeling and new pool construction reflected consumer hesitancy. We saw an overall net 1% positive pricing impact on sales. In addition, sales benefited from an approximately 2% to 3% realization on product cost increases for equipment, offset by lower realized net price on other products and some commodity pricing headwinds.
Gross profit decreased 7% to $530.1 million in the second quarter of 2024 from $567.8 million in the same period of 2023. Gross margin of 30.0% decreased 60 basis points compared to 30.6% in the second quarter of 2023 as our prior year gross margin benefited from sales of a larger amount of lower cost strategically-purchased inventory. Our current year gross margin also reflected product mix impacts, including lower sales of higher margin building materials.
Selling and administrative expenses (operating expenses) increased 7% to $258.7 million in the second quarter of 2024 compared to $240.8 million in the second quarter of 2023. In the second quarter, we increased spend due to the expansion of our network and our technology initiatives. We expect that year-over-year comparative expense increases will moderate in the third and fourth quarters of 2024. Through July, we have completed eight of our ten projected new sales center openings and have made significant headway with our technology tools. As a percentage of net sales, operating expenses increased to 14.6% in the second quarter of 2024 compared to 13.0% in the same period of 2023.
Operating income in the second quarter of 2024 decreased 17% to $271.5 million from $327.0 million in 2023. Operating margin was 15.3% in the second quarter of 2024 compared to 17.6% in the second quarter of 2023.
Interest and other non-operating expenses, net for the second quarter of 2024 decreased $2.8 million compared to the second quarter of 2023, primarily due to a decrease in average debt between periods.

We recorded a $0.4 million tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended June 30, 2024, compared to a tax benefit of $0.6 million realized in the same period of 2023. This resulted in a $0.01 per diluted share tax benefit in the second quarter of 2024 compared to a $0.02 per diluted share tax benefit realized in the same period of 2023.
Net income decreased 17% to $192.4 million in the second quarter of 2024 compared to $232.3 million in the second quarter of 2023. Earnings per diluted share decreased 16% to $4.99 in the second quarter of 2024 compared to $5.91 in the same period of 2023. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 15% to $4.98 compared to $5.89 in the second quarter of 2023.
Six months ended June 30, 2024 compared to the six months ended June 30, 2023
Net sales for the six months ended June 30, 2024 declined 6% to $2.9 billion from $3.1 billion in the six months ended June 30, 2023. Base business results approximated consolidated results for the period. Gross margin declined 50 basis points to 30.1% from 30.6% in the same period last year.
Operating expenses for the six months ended June 30, 2024 increased 5% to $488.5 million compared to $464.8 million for the same period in 2023. Operating income for the six months ended June 30, 2024 decreased 20% to $380.2 million compared to $472.8 million in the same period last year. Operating margin for the six months ended June 30, 2024 was 13.2% compared to 15.4% for the six months ended June 30, 2023.
Interest and other non-operating expenses, net for the first six months of 2024 decreased $5.3 million compared to the same period last year, primarily due to a decrease in average debt between periods.
Net income for the six months ended June 30, 2024 decreased 19% to $271.3 million compared to $333.9 million for the six months ended June 30, 2023. We recorded a $7.8 million, or $0.20 per diluted share, tax benefit from ASU 2016-09 in the six months ended June 30, 2024 compared to a $5.4 million, or $0.14 per diluted share, tax benefit in the same period of 2023.
Earnings per diluted share decreased 17% to $7.03 in the first six months of 2024 compared to $8.48 in the same period of 2023. Without the impact from ASU 2016-09 in both periods, earnings per diluted share was $6.83 in the first six months of 2024 compared to $8.34 in the same period of 2023.
Balance Sheet and Liquidity
Total net receivables, including pledged receivables, trended in line with net sales activity at June 30, 2024 compared to June 30, 2023. Our inventory management efforts executed over the first half of the year reduced our inventory levels compared to June 30, 2023 by $97.3 million, or 7%, to $1.3 billion. Total debt outstanding was $1.1 billion at June 30, 2024, down $68.0 million from June 30, 2023.

As expected, net cash provided by operations decreased to $172.1 million in the first six months of 2024 compared to $376.8 million in the first six months of 2023, impacted by decreases in working capital and lower net income. Adjusted EBITDA decreased 18% to $411.8 million for the six months ended June 30, 2024 compared to $502.6 million last year.
Outlook
“With our seasonally significant second quarter behind us, we are confirming our earnings guidance range of $11.05 to $11.45 per diluted share, including the additional $0.01 tax benefit recognized in the second quarter. I am proud of the results delivered by the POOLCORP team as they navigate challenging market and industry conditions. Our management team’s experience, knowledge and talents, matched with disciplined execution, will continue producing solid results for the year and into the future. As we head into the second half of 2024, we are confident in the long-term growth opportunities of the outdoor living industry. We expect that our substantial capital strength, operating efficiency, differentiated customer service value proposition and vast sales center network will provide exceptional returns to our shareholders over the long-term,” said Arvan.

Non-GAAP Financial Measures
This press release contains certain non-GAAP measures (adjusted EBITDA and adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.
About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 445 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will continue to moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

Investor Relations Contacts:

Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com

Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$1,769,784	$1,857,363	$2,890,594	$3,064,138
Cost of sales	1,239,643	1,289,580	2,021,894	2,126,599
Gross profit	530,141	567,783	868,700	937,539
Percent	30.0%	30.6%	30.1%	30.6%

Selling and administrative expenses	258,660	240,774	488,499	464,758
Operating income	271,481	327,009	380,201	472,781
Percent	15.3%	17.6%	13.2%	15.4%

Interest and other non-operating expenses, net	14,044	16,892	27,463	32,728
Income before income taxes and equity in earnings	257,437	310,117	352,738	440,053
Provision for income taxes	65,058	77,987	81,531	106,260
Equity in earnings of unconsolidated investments, net	60	120	117	156
Net income	$192,439	$232,250	$271,324	$333,949

Earnings per share attributable to common stockholders: (1)
Basic	$5.02	$5.95	$7.07	$8.55
Diluted	$4.99	$5.91	$7.03	$8.48
Weighted average common shares outstanding:
Basic	38,124	38,837	38,164	38,857
Diluted	38,325	39,115	38,399	39,155

Cash dividends declared per common share	$1.20	$1.10	$2.30	$2.10

(1)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $191.4 million and $231.0 million for the three months ended June 30, 2024 and June 30, 2023, respectively, and $269.9 million and $332.2 million for the six months ended June 30, 2024 and June 30, 2023, respectively. Participating securities excluded from weighted average common shares outstanding were 208,000 and 205,000 for the three months ended June 30, 2024 and June 30, 2023, respectively, and 206,000 and 209,000 for the six months ended June 30, 2024 and June 30, 2023, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2024	2023	$	%

Assets
Current assets:
Cash and cash equivalents	$96,894	$53,225	$43,669	82%
Receivables, net (1)	169,849	203,459	(33,610)	(17)
Receivables pledged under receivables facility	407,680	427,491	(19,811)	(5)
Product inventories, net (2)	1,295,600	1,392,886	(97,286)	(7)
Prepaid expenses and other current assets	35,789	19,994	15,795	79
Total current assets	2,005,812	2,097,055	(91,243)	(4)

Property and equipment, net	241,871	209,541	32,330	15
Goodwill	699,686	699,918	(232)	—
Other intangible assets, net	294,684	302,444	(7,760)	(3)
Equity interest investments	1,399	1,278	121	9
Operating lease assets	313,840	279,468	34,372	12
Other assets	83,622	90,875	(7,253)	(8)
Total assets	$3,640,914	$3,680,579	$(39,665)	(1)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$515,645	$485,100	$30,545	6%
Accrued expenses and other current liabilities	152,978	170,658	(17,680)	(10)
Short-term borrowings and current portion of long-term debt	44,726	36,219	8,507	23
Current operating lease liabilities	94,024	79,763	14,261	18
Total current liabilities	807,373	771,740	35,633	5

Deferred income taxes	67,595	58,151	9,444	16
Long-term debt, net	1,071,827	1,148,367	(76,540)	(7)
Other long-term liabilities	44,135	39,236	4,899	12
Non-current operating lease liabilities	226,315	204,553	21,762	11
Total liabilities	2,217,245	2,222,047	(4,802)	—
Total stockholders’ equity	1,423,669	1,458,532	(34,863)	(2)
Total liabilities and stockholders’ equity	$3,640,914	$3,680,579	$(39,665)	(1)%

(1)The allowance for doubtful accounts was $9.4 million at June 30, 2024 and $10.1 million at June 30, 2023.
(2)The inventory reserve was $25.0 million at June 30, 2024 and $25.4 million at June 30, 2023.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2024	2023	Change
Operating activities
Net income	$271,324	$333,949	$(62,625)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,591	15,292	2,299
Amortization	4,201	4,237	(36)
Share-based compensation	10,344	9,996	348
Equity in earnings of unconsolidated investments, net	(117)	(156)	39
Other	(1,246)	3,563	(4,809)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(232,647)	(276,945)	44,298
Product inventories	66,975	201,380	(134,405)
Prepaid expenses and other assets	38,231	(4,423)	42,654
Accounts payable	6,166	76,140	(69,974)
Accrued expenses and other liabilities	(8,720)	13,744	(22,464)
Net cash provided by operating activities	172,102	376,777	(204,675)

Investing activities
Acquisition of businesses, net of cash acquired	(4,435)	(11,500)	7,065
Purchases of property and equipment, net of sale proceeds	(34,928)	(30,191)	(4,737)
Other investments, net	1,018	(169)	1,187
Net cash used in investing activities	(38,345)	(41,860)	3,515

Financing activities
Proceeds from revolving line of credit	756,300	698,795	57,505
Payments on revolving line of credit	(830,400)	(1,001,399)	170,999
Proceeds from asset-backed financing	467,000	388,900	78,100
Payments on asset-backed financing	(324,000)	(240,200)	(83,800)
Payments on term facility	(12,500)	(47,313)	34,813
Proceeds from short-term borrowings and current portion of long-term debt	8,085	17,859	(9,774)
Payments on short-term borrowings and current portion of long-term debt	(1,562)	(19,182)	17,620
Payments of deferred and contingent acquisition consideration	—	(551)	551
Proceeds from stock issued under share-based compensation plans	9,826	7,309	2,517
Payments of cash dividends	(88,287)	(82,018)	(6,269)
Repurchases of common stock	(84,496)	(50,742)	(33,754)
Net cash used in financing activities	(100,034)	(328,542)	228,508
Effect of exchange rate changes on cash and cash equivalents	(3,369)	1,259	(4,628)
Change in cash and cash equivalents	30,354	7,634	22,720
Cash and cash equivalents at beginning of period	66,540	45,591	20,949
Cash and cash equivalents at end of period	$96,894	$53,225	$43,669

ADDENDUM

Base Business

When calculating our base business results, we exclude sales centers that are acquired, opened in new markets or closed for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
We have not provided separate base business income statements within this press release as our base business results for the three and six months ending June 30, 2024 closely approximated our consolidated results, and acquisitions and sales centers excluded from base business contributed less than 1% to the change in net sales.

The table below summarizes the changes in our sales center count in the first six months of 2024.

December 31, 2023	439
Acquired locations	2
New locations	6
Consolidated locations	(2)
June 30, 2024	445

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.
The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2024	2023	2024	2023
Net income	$192,439	$232,250	$271,324	$333,949
Add:
Interest and other non-operating expenses (1)	13,996	17,066	27,254	33,407
Provision for income taxes	65,058	77,987	81,531	106,260
Share-based compensation	5,016	5,073	10,344	9,996
Equity in earnings of unconsolidated investments, net	(60)	(120)	(117)	(156)
Depreciation	8,931	7,660	17,591	15,292
Amortization (2)	1,958	1,915	3,891	3,862
Adjusted EBITDA	$287,338	$341,831	$411,818	$502,610
(1)Shown net of losses (gains) on foreign currency transactions of $48 and $(174) for the three months ended June 30, 2024 and June 30, 2023, respectively, and $209 and $(679) for the six months ended June 30, 2024 and June 30, 2023, respectively.
(2)Excludes amortization of deferred financing costs of $155 and $187 for the three months ended June 30, 2024 and June 30, 2023, respectively, and $310 and $375 for the six months ended June 30, 2024 and June 30, 2023, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Diluted EPS	$4.99	$5.91	$7.03	$8.48
ASU 2016-09 tax benefit	(0.01)	(0.02)	(0.20)	(0.14)
Adjusted diluted EPS	$4.98	$5.89	$6.83	$8.34